OMB APPROVAL
OMB  NUMBER:    3235-0287
EXPIRES:    SEPTEMBER  30,  1998
ESTIMATE  AVERAGE  BURDEN
HOURS  PER  RESPONSE    0.5
                                   FORM 4
 CHECK  THIS  BOX  IF  NO  LONGER
SUBJECT  TO  SECTION  16.    FORM  4
OR  FORM  5  OBLIGATIONS  MAY
CONTINUE.    SEE  INSTRUCTION  1(B)
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
 Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
                                     1940
(Print  or  Type  Responses)
1.    Name  and Address of Reporting Person*     2.  Issuer Name AND Ticker or
Trading  Symbol          6.    Relationship  of  Reporting Person(s) to Issuer
            DIGITAL GENERATION SYSTEMS, INC.     (Check all applicable)
 LENIHAN, JR.              LAWRENCE                            D.
DGIT          X          Director  10%  Owner
(Last)  (First)  (Middle)     3.  IRS or Social Security     4.  Statement for
      Officer  (giveX  Other  (specify
      Number  of  Reporting          Month/Year          title below)  below)2
     C/O PEQUOT CAPITAL MANAGEMENT, INC.1      Person (Voluntary)
                         ____________________________
                    500 NYALA FARM ROAD                    12/98
   (Street)          5  If Amendment,     7.  Individual or Joint/Group Filing
(Check  Applicable  Line)
           Date  of  Original          XForm filed by One Reporting Person
           (Month/Year)         Form filed by More than One Reporting Person
WESTPORT                               CT                              06880
   (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
                     DISPOSED OF, OR BENEFICIALLY OWNED

1.    Title  of  Security         2.  Trans-     3.  Trans-     4.  Securities
Acquired  (A)                      5.  Amount of     6.  Owner-     7.  Nature
(Instr.  3)          action       action     or Disposed of (D)
Securities          ship          of
     Date        Code     (Instr. 3, 4 and 5)                Beneficially
Form:            Indirect
           (Instr.  8)                        Owned at      Direct (D) or
Bene-
     (Month/                                     End of Month           ficial
      Day/                                 (Instr. 3 and 4)      Indirect
Owner-
      Year)                                  (A) or               (I)     ship
                 Code     V     Amount     (D)     Price
(Instr.  4)            (Instr.  4)
COMMON  STOCK, NO PAR VALUE     12/9/98     P          415,384 (3)
    (A)          $3.25/SHARE







                                    TOTAL     4,746,178(3)     (I)
INVESTMENT  ADVISER
FORM 4 (CONTINUED)     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR  BENEFICIALLY  OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)




1.    Title  of  Derivative  Security        2.  Conver-     3. Trans-     4.
Transac-              5.  Number of Deri-          6.  Date Exer-          7.
Title and Amount of          8.  Price     9.  Number     10.  Owner-     11.
Na-
(Instr. 3)     sion or     action     tion Code          vative Securities
     cisable and          Underlying Securities          of     of Deriv-ative
    ship          ture
     Exercise          Date       (Instr. 8)          Acquired (A) or
Expiration            (Instr. 3 and 4)          Deriv-     Secur-     Form
of  In-direct  Bene-ficial
     Price     (Month/               Disposed of (D)          Date
       ative          ities          of  De-rivative  Secu-         Own-ership
     of     Day/                (Instr. 3, 4, and 5)           (Month/Day/
               Secur-          Bene-ficially  Owned          rity:
     Deriva-tive        Year)                         Year)
ity                    Direct
     Security                                                       (Instr. 5)
                                                             at  End       (D)
or            (Instr.  4)
                                   Date Exer-     Expira-tion          Amount
        of          Indi-
                                             Title          or Number
Month          rect  (I)
               Code     V     (A)     (D)     Cisable     Date
       of  Shares                      (Instr.  4)            (Instr. 4)
WARRANTS                   12/9/98     P          207,692 (3)
12/9/99          COMMON SHARES, NO PAR VALUE     207,692(3)     .0065
   207,692  (3)                        (I)          INVESTMENT  ADVISER





Explanation of Responses: (1) THIS FILING IS BEING MADE (I) TO REFLECT THE TRANSACTION REPORTED ABOVE; AND (II) TO REFLECT THE CHANGE IN THE NAME AND
ADDRESS  OF  THE  REPORTING  PERSON.    THE  PREVIOUS  REPORTING  PERSON
                       WAS DAWSON-SAMBERG CAPITAL MANAGEMENT, INC. ("DSCM"). AS OF JANUARY 1, 1999, DSCM RESTRUCTURED AND PEQUOT CAPITAL MANAGEMENT, INC., THE REPORTING PERSON IDENTIFIED ABOVE,
                       WAS SPUN OFF. THE SECURITIES REPORTED HEREON ARE HELD BY INVESTMENT ADVISORY CLIENTS OF PEQUOT CAPITAL.
                                                (2)  THE REPORTING PERSON IS A
MEMBER OF THE BOARD OF DIRECTORS OF THE ISSUER AND IS AN EMPLOYEE OF PEQUOT CAPITAL MANAGEMENT, INC., A REGISTERED INVESTMENT ADVISER THAT HAS
             VOTING  AND  INVESTMENT  POWER  WITH RESPECT TO SECURITIES IN ITS
CLIENTS'  ACCOUNTS,  INCLUDING  SECURITIES  DESCRIBED  HEREON.
             (3)      THE  REPORTING  PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF
THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH
             SECURITIES  FOR PURPOSES OF RULE 16A-1(A)(1) OR (A)(2) OR FOR ANY
OTHER  PURPOSE.

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
          See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).
/s/  Lawrence  D.  Lenihan,  Jr.                              1/8/99
**Signature  of  Reporting  Person                              Date

Note:   File three copies of this Form, one of which must be manually signed.
If  space  is  insufficient,
see  Instruction  6  for  procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.